Exhibit 99.1

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

Unaudited condensed balance sheets as of March 31, 2017 and December 31, 2016, unaudited condensed statements of operations for the three months ended March 31, 2017 and 2016, and unaudited condensed statements of cash flows for the three months ended March 31, 2017 and 2016

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

CONDENSED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(In thousands)	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$6,716	$8,434
Accounts receivable	2,339	1,928
Accounts receivable, related party	6,046	4,837
Inventory	165	280
Derivative assets	583	247
Prepaid and other current assets	370	617
Total current assets	16,219	16,343
Property and Equipment
Oil and natural gas properties (successful efforts method of accounting), net	123,790	122,267
Other property and equipment, net	1,060	1,106
Total property and equipment, net	124,850	123,373
Other assets, net	110	110
Total Assets	$141,179	$139,826

LIABILITIES AND PARENT NET INVESTMENT
Current Liabilities
Accounts payable	$1,732	$4,658
Accounts payable, related parties	4,284	612
Accrued liabilities and other	7,314	7,205
Commodity derivative liabilities	-	1,856
Current portion, capital lease obligation	30	30
Total current liabilities	13,360	14,361
Noncurrent Liabilities
Long term debt	55,000	55,000
Capital lease obligation, no current portion	57	65
Asset retirement obligations	5,395	5,180
Total liabilities	73,812	74,606
Commitments and contingencies (Note 13)
Parent Net Investment	67,367	65,220
Total Liabilities and Parent Net Investment	$141,179	$139,826

The accompanying notes are an integral part of these unaudited condensed financial statements.

3

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months
	Ended March 31,
(In thousands)	2017	2016
Revenues
Oil sales	$13,783	$3,098
Natural gas sales	1,894	905
Natural gas liquids sales	1,824	735
Gain on commodity derivatives, net	1,899	17
Total revenues	19,400	4,755
Operating expenses
Lease operating expenses	1,617	997
Production taxes	808	203
Gathering and transportation	726	483
Depreciation, depletion and amortization	8,165	4,980
Accretion expense	66	42
Exploration costs	317	143
General and administrative expenses	1,465	1,408
Transaction expenses	1,094	-
Gain on sale of other assets	(11)	-
Total operating expenses	14,247	8,256
Operating income (loss)	5,153	(3,501)
Other income (expense)
Interest expense	(543)	(1,434)
Other income (expense), net	(110)	14
Total other expense	(653)	(1,420)
Income (loss) before income taxes	4,500	(4,921)
Income tax expense	86	18
Net income (loss)	$4,414	$(4,939)

The accompanying notes are an integral part of these unaudited condensed financial statements.

4

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months
	Ended March 31,
(In thousands)	2017	2016
Cash flows from operating activities
Net income (loss)	$4,414	$(4,939)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Accretion expense	66	42
Depreciation, depletion and amortization	8,165	4,980
Gain on sale of other assets	(11)	-
(Gain) loss on derivative instruments	(1,749)	861
Net cash received (paid) in settlement of derivative instruments	(443)	475
Amortization of debt issuance costs	113	28
Inventory write-down	115	-
Settlement of asset retirement obligations	(67)	(19)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable and accounts receivable, related party	(1,620)	1,228
(Increase) decrease in prepaid and other current assets	247	(234)
(Increase) decrease in other assets	(113)	198
Decrease in accounts payable and accrued liabilities and other	(4,031)	(4,695)
Increase (decrease) in accounts payable, related party	3,672	(130)
Net cash provided by (used in) operating activities	8,758	(2,205)
Cash flows from investing activities
Additions to oil and natural gas properties	(8,159)	(3,056)
Purchases of other property and equipment	(89)	(5)
Proceeds from sale of other property and equipment	47	-
Net cash used in investing activities	(8,201)	(3,061)
Cash flows from financing activities
Net distribution to Parent obligation	(2,267)	(2,787)
Payments on capital lease obligation	(8)	(8)
Net cash used in financing activities	(2,275)	(2,795)
Net decrease in cash and cash equivalents	(1,718)	(8,061)
Cash and cash equivalents, beginning of period	8,434	27,734
Cash and cash equivalents, end of period	$6,716	$19,673
Supplemental disclosures of non cash activity:
Non-cash investing activities:
Asset retirement obligations incurred	$219	$-
Changes in accrued capital expenditures	$(1,211)	$(1,521)

The accompanying notes are an integral part of these unaudited condensed financial statements.

5

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Nature of Operations

Rosehill Operating Company, LLC (“Rosehill Operating,” the “Company” or “Predecessor” prior to the Business Combination), a Delaware limited liability company, was formed in connection with the Business Combination (as defined in Note 4 – “Business Combination” below) between Rosehill Resources Inc. (formerly known as “KLR Energy Acquisition Corp.”) and Tema Oil and Gas Company (“Tema”), which closed on April 27, 2017. Tema is a wholly-owned subsidiary of Rosemore, Inc. (“Rosemore”). Rosehill Resources Inc. (“Rosehill Resources”) is the sole managing member of Rosehill Operating, and as such through its officers and directors, is responsible for the operational, administrative, and the day-to-day management of Rosehill Operating.

The accompanying unaudited condensed financial statements reflect the assets and liabilities of the business that were contributed to Rosehill Operating by Tema (the “Contributed Assets”). In connection with the Business Combination, Rosehill Resources acquired an interest in Rosehill Operating. The Contributed Assets include all of Tema’s oil and natural gas properties located in the Delaware and Fort Worth Basins and certain other assets, including equipment, contracts, rights-of-way, and related liabilities.

All drilling completed on the Contributed Assets during the periods presented in the accompanying unaudited condensed financial statements occurred in the Delaware Basin, a sub-basin of the Permian Basin, in West Texas and New Mexico, and the Barnett Shale producing area of the Fort Worth Basin in Texas.

Note 2 – Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared on a “carve-out” basis and are derived from the accounting records of Tema. The unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial information and the Securities and Exchange Commission’s (“SEC”) instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain notes and other information have been condensed or omitted. The unaudited condensed financial statements reflect all normal and recurring adjustments that are, in the opinion of management, necessary for the fair presentation of the results of operations for the interim periods. These interim financial statements should be read in conjunction with Rosehill Operating’s audited financial statements for the year ended December 31, 2016 included in the Proxy Statement of KLR Energy Acquisition Corp. (“KLRE”) filed with the SEC on April 12, 2017, as amended and supplemented (the “Audited Financial Statements”).

These unaudited condensed financial statements may not be indicative of the future performance of the Contributed Assets and do not necessarily reflect what the results of operations, financial position and cash flows would have been had the Contributed Assets been operated as an independent company during the periods presented.

The accompanying unaudited condensed financial statements include direct expenses related to the Contributed Assets and expense allocations for certain functions of Tema including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, insurance, utilities, and compensation. These expenses have been allocated on the basis of direct usage when identifiable, actual volumes and revenues, with the remainder allocated proportionately on a barrel of oil equivalent (“BOE”) basis. Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by the Contributed Assets during the periods presented. The allocations may not, however, reflect the expenses that would have been incurred as an independent company for the periods presented. Actual costs that may have been incurred if the Contributed Assets had been a stand-alone entity would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. The allocations and related estimates and assumptions are described more fully in Note 12 – “Transactions with Related Parties.”

6

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Subsequent events have been evaluated through the issuance date of these unaudited condensed financial statements. Any material subsequent events that occurred prior to such date have been properly recognized or disclosed in the accompanying unaudited condensed financial statements.

Note 3 – Summary of Significant Accounting Policies

The significant accounting policies followed by Rosehill Operating are set forth in Note 3 – “Summary of Significant Accounting Policies” in the Audited Financial Statements.

Risks and Uncertainties

Revenue, profitability and future rate of growth related to the Contributed Assets are substantially dependent on prevailing prices for oil, natural gas, and natural gas liquids (“NGLs”). Historically, the energy markets have been very volatile, and there can be no assurance that commodity prices will not be subject to wide fluctuations in the future. A substantial or extended decline in commodity prices could have a material effect on the financial position, results of operations, cash flows, access to capital and on the quantities of oil, natural gas, and NGL reserves that can be economically produced from the Contributed Assets. It is possible for any of these effects to occur in the near term, given the recent volatility in commodity pricing.

Use of Estimates

The preparation of unaudited condensed financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; the reported amounts of revenues and expenses during the reporting periods; and the quantities and values of proved oil, natural gas and NGL reserves used in calculating depletion and assessing impairment of oil and natural gas properties. Actual results could differ significantly from these estimates. Significant estimates made by management include the quantities of proved oil, natural gas, and NGL reserves and the fair value of its commodity derivative positions.

While management believes these estimates are reasonable, changes in facts and assumptions of the discovery of new information may result in revised estimates. Actual results could differ from these estimates and it is at lease reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Recently Issued Accounting Standards

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date, which defers the effective date of ASU 2014-09 by one year to be effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. As a public entity, ASU 2014-09 is effective for annual periods beginning after December 15, 2017 and the interim periods therein. ASU 2014-09, Revenue from Contracts with Customers, supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and industry-specific guidance in Subtopic 932-605, Extractive Activities – Oil and Gas – Revenue Recognition and requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. Subsequently, in April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing as further clarification on identifying performance obligations and the licensing implementation guidance. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow – Scope Improvements and Practical Expedients, as clarifying guidance to improve the operability and understandability of the implementation guidance on principal versus agent considerations. In December 2016, the FASB further issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, to increase stakeholders’ awareness of the proposals and to expedite improvements to ASU 2014-09. While the evaluation of this new accounting standard is still ongoing, no significant changes to the existing policies have been identified.

7

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 704): Balance Sheet Classification of Deferred Taxes, which eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. Instead, companies are required to classify all deferred tax assets and liabilities as non-current. ASU 2015-17 is effective for interim and annual periods beginning after December 15, 2016. The adoption of this ASU did not have a material impact on the unaudited condensed financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The method of adoption and impact this standard will have on the unaudited condensed financial statements and related disclosures is currently being evaluated.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments requiring the measurement of all expected credit losses for financial assets, which include trade receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The guidance in this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for interim and annual periods beginning after December 15, 2018. The evaluation of this standard on the unaudited condensed financial statements and related disclosures is currently ongoing.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 320): Classification of Cash Receipts and Cash Payments, which addresses eight specific cash flow issues with the objective of reducing the existing diversity of presentation and classification in the statement of cash flows. The new standard applies to cash flows associated with debt payment or debt extinguishment costs, settlement of zero-coupon debt or other debt instruments with coupon rates that are insignificant in relation to effective interest rate of borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions and separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted, but only if all amendments are adopted in the same period. The evaluation of this standard on the unaudited condensed Statements of Cash Flows is currently ongoing.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this ASU, using a prospective approach, could have a material impact on the unaudited condensed financial statements and related disclosures as future acquisitions or disposals could be treated as asset purchases (or sales) in lieu of a business.

In February 2017, the FASB issued ASU 2017-05, Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, which clarifies the scope of Subtopic 610-20 and provides further guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as part of ASU 2014-09, provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. An entity is required to apply the amendments in ASU 2017-05 at the same time it applies the amendments in ASU 2014-09. An entity may elect to apply the amendments in ASU 2017-05 either retrospectively to each period presented in the financial statements in accordance with the guidance on accounting changes in FASB’s Accounting Standards Codification (“ASC”) Topic 250, Accounting Changes and Error Corrections, paragraphs 10-45-5 through 10-45-10 (i.e. the retrospective approach) or retrospectively with a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption (i.e. the modified retrospective approach). An entity may elect to apply all of the amendments in ASU 2017-05 and ASU 2014-09 using the same transition method, and alternatively may elect to use different transition methods. The impact ASU 2017-05 will have on the unaudited condensed financial statements and related disclosures is currently ongoing.

8

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 4 – Business Combination

On April 27, 2017, the Company consummated the previously announced Business Combination pursuant to the Business Combination Agreement. Subject to the terms of the Business Combination Agreement and the adjustments set forth therein, the Company acquired a portion of the equity of Rosehill Operating for (i) the contribution to Rosehill Operating by the Company of $35.0 million in cash (the “Cash Consideration”) and for the issuance to Rosehill Operating by the Company of 29,807,692 shares of newly created Class B common stock (subject to certain adjustments as set out in the Business Combination Agreement), (ii) the assumption by Rosehill Operating of $55.0 million in Tema indebtedness and (iii) the contribution to Rosehill Operating by the Company of the remaining cash proceeds of the Company’s initial public offering, net of redemptions of approximately $60.6 million. In connection with the closing of the Business Combination, (a) the Company issued to Rosehill Operating 4,000,000 warrants exercisable for shares of Class A common stock in exchange for 4.0 million warrants exercisable for Rosehill Operating Common Units and (b) the Class B common stock, the Tema warrants and the Cash Consideration were immediately distributed to Tema. In addition, the Company contributed proceeds from the issuance of 75,000 shares of 8% Series A preferred stock and 5.0 million warrants of the Company in the PIPE Investment, as well as 20,000 shares of 8.0% Series A preferred stock pursuant to the Side Letter, concurrent with the Business Combination to Rosehill Operating in exchange for Rosehill Operating Series A preferred units and additional Rosehill warrants.

The Business Combination will be treated as a reverse acquisition for accounting purposes, and as a result, the historical financial statements of Rosehill Operating will become the historical financial statements of Rosehill Resources.

In connection with the Business Combination, Rosehill Operating entered into a Tax Receivable Agreement, an Amended and Restated Limited Liability Company Agreement and Gathering Agreements, each of which is described in the Current Report on Form 8-K. Rosehill Operating and PNC Bank, National Association (as lender, Administrative Agent and Issuing Bank, “PNC Bank”), and each of the lenders from time to time party thereto (collectively, the “Lenders”) entered into a Credit Agreement (the “Credit Agreement”). For a discussion of the Credit Agreement, see Note 11 – “Debt”.

Note 5 – Accounts Receivable

Accounts receivable is comprised of the following as of the respective dates:

	March 31,	December 31,
(In thousands)	2017	2016
Revenue receivable	$1,167	$1,291
Joint interest billings	1,091	557
Other	81	80
Accounts receivable	$2,339	$1,928

9

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 6 – Derivative Instruments

Various commodity derivative instruments have been entered into to mitigate a portion of the exposure to potentially adverse market changes in commodity prices, market interest rates and associated impact on cash flows. All contracts are entered into for other-than-trading purposes. The derivative contracts include commodity options and swaps, and an interest rate swap.

The fair value of the derivative assets and liabilities is as follows as of the respective dates:

	March 31,	December 31,
(In thousands)	2017	2016
Derivative assets
Commodity derivative options	$183	$21
Commodity derivative swaps	176	-
Interest rate swap	224	226
Total	$583	$247

Commodity derivative liabilities
Commodity derivative swaps	$-	1,856

As of March 31, 2017, the open commodity derivative positions with respect to future production were as follows:

(In unit of measure specified)	2017	2018
Commodity derivative swaps
Oil:
Notional volume (Barrels)	203,000	51,000
Weighted average price ($/Barrel)	$53.36	$53.58
Natural Gas:
Notional volume (MMBtu)	1,080,000	630,000
Weighted average price ($/MBtu)	$3.11	$3.42

Commodity derivative options
Oil:
Notional volume (Barrels)	318,000	-
Weighted average price ($/Barrel)	$47.24	$-
Natural Gas:
Notional volume (MMBtu)	2,490,000	-
Weighted average price ($/MBtu)	$3.18	$-

10

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

For the three months ended March 31, 2017 and 2016, the effect of the derivative activity on Rosehill Operating’s Unaudited Condensed Statements of Operations is as follows:

	Three Months Ended March 31,
(In thousands)	2017	2016
Realized gain (loss) on derivatives
Commodity derivative options	$154	$706
Commodity derivative swaps	(447)	-
Total	(293)	706
Interest rate swap	(150)	(231)
Total realized gain (loss) on derivatives	(443)	475

Unrealized gain (loss) on derivatives
Commodity derivative options	$162	$(550)
Commodity derivative swaps	2,030	(139)
Total	2,192	(689)
Interest rate swap	-	(647)
Total unrealized gain (loss) on derivatives	$2,192	$(1,336)

The gains and losses resulting from the cash settlement and mark-to-market of the commodity derivatives are included within “Revenues” in the Unaudited Condensed Statements of Operations. The gains and losses resulting from the cash settlement and mark-to-market of the interest rate swap are included in “Interest expense” in the Unaudited Condensed Statements of Operations.

The interest rate swap was terminated by Tema on April 20, 2017. At the closing of the Business Combination, effective April 27, 2017, a portion of crude oil options and natural gas options remained with Tema and the remainder was transferred to Rosehill.  All crude oil swaps and all natural gas swaps were also transferred to Rosehill Operating as part of the Business Combination.

Note 7 – Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The authoritative guidance requires disclosure of the framework for measuring fair value and requires that fair value measurements be classified and disclosed in one of the following categories:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Active markets are those in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis, such as commodity options.

Level 2 – Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset of liability. This category includes those derivative instruments that are valued using observable market data, such as derivatives related to interest rate swaps.

Level 3 – Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources. Pricing inputs are unobservable for the investment and includes situations where there is little, if any, market activity for the investment, such as commodity swaps.

11

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Observable data is considered to be market data if it is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, provided by multiple, independent sources that are actively involved in the relevant market. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level with the fair value hierarchy is based on lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment. However, the determination of what constitutes “observable” requires significant judgment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Fair Value of Financial Instruments

The financial instruments measured at fair value on a recurring basis consist of the following as of the respective dates:

	March 31,	December 31,
(In thousands)	2017	2016
Derivative instruments:
Derivative assets	$583	$247
Commodity derivative liabilities	-	(1,856)
Total recurring fair value measurement	$583	$(1,609)

Derivative instruments represent unrealized amounts related to the derivative positions, including swaps and options, within current assets and current liabilities on the Unaudited Condensed Balance Sheets.

The tables below set forth by level within the fair value hierarchy the gross components of the assets and liabilities that were measured at fair value on a recurring basis as of March 31, 2017 and December 31, 2016. These gross balances are intended solely to provide information on sources of inputs to fair value and proportions of fair value involving objective versus subjective valuations and do not represent either the actual credit exposure or net economic exposure.

	March 31, 2017
(In thousands)	Level 1	Level 2	Level 3	Total
Derivative assets	$183	$400	$-	$583

	December 31, 2016
(In thousands)	Level 1	Level 2	Level 3	Total
Derivative assets	$21	$226	$-	$247
Commodity derivative liabilities	(1,856)	-	-	(1,856)
Total derivative assets (liabilities)	$(1,835)	$226	$-	$(1,609)

12

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

The following table summarizes the changes in the fair value of the Level 3 assets (liabilities) measured on a recurring basis for the years ended March 31, 2017 and December 31, 2016:

	March 31,	December 31,
(In thousands)	2017	2016
Balances at beginning of period	$-	$(18)
Sales	-	-
Settlements	-	18
Net purchases, sales and settlements	-	18
Transfers into and out of Level 3	-	-
Balances at end of period	$-	$-

Financing Arrangements

The fair value measurements for the Tema Credit Agreement represent Level 2 inputs. Based on the average of certain imputed interest rates, the fair value of the Tema Credit Agreement is approximately $50.7 million and $51.6 million as of March 31, 2017 and December 31, 2016, respectively.

Non-Financial Assets and Liabilities

Non-financial assets and liabilities that are initially measured at fair value are comprised primarily of ARO and ARC, which are recorded at fair value when acquired or incurred and not re-measured at fair value in subsequent periods. Such initial measurements are classified as Level 3 since certain significant unobservable inputs are utilized in their determination. The fair value of additions to ARO liability and certain changes in the estimated fair value of the liability are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs to the valuation include (i) estimated plug and abandonment cost per well based on historical experience and information from third-party vendors; (ii) estimated remaining life per well; (iii) future inflation factors; and (iv) average credit-adjusted risk-free rate. These inputs require significant judgments and estimates by management at the time of the valuation and are the most sensitive and subject to change.

If the carrying amount of oil and natural gas properties exceeds the estimated undiscounted future cash flows, the carrying amount of the oil and natural gas properties will be adjusted to the fair value. The fair value of oil and natural gas properties is determined using valuation techniques consistent with the income and market approach. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, (i) recent sales prices of comparable properties; (ii) the present value of future cash flows, net of estimated operating and development costs using estimates of proved oil and natural gas reserves; (iii) future commodity prices; (iv) future production estimates; (v) anticipated capital expenditures; and (vi) various discount rates commensurate with the risk and current market conditions associated with the projected cash flows. These assumptions represent “Level 3” inputs.

13

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 8 – Property and equipment

Property and equipment is comprised of the following as of the respective dates:

	March 31,	December 31,
(In thousands)	2017	2016
Proved oil and natural gas properties	$269,556	$258,530
Unproved oil and natural gas properties	503	1,942
Land	1,562	1,561
Other property and equipment	3,861	3,808
Total property and equipment	275,482	265,841
Less: accumulated DD&A (1)	(150,632)	(142,468)
Property and equipment, net	$124,850	123,373

(1)	Accumulated DD&A of oil and natural gas properties, including impairment, is $147.8 million and $139.8 million as of March 31, 2017 and December 31, 2016, respectively.

Depreciation, depletion and amortization (“DD&A”) expense related to the Contributed Assets was $8.1 million and $4.9 million for the three months ended March 31, 2017 and 2016, respectively. Depreciation and amortization expense related to other property and equipment was $0.1 million for each of the three months ended March 31, 2017 and 2016. No impairment charges related to proved and unproved oil and natural gas properties were recorded for the three months ended March 31, 2017 and 2016.

Note 9 – Asset Retirement Obligations

The change in ARO related to the Contributed Assets for the three months ended March 31, 2017 is set forth below:

(In thousands)	2017
Carrying amount of ARO at January 1	$5,431
Liabilities incurred	219
Liabilities settled	(67)
Accretion expense	66
Carrying amount of ARO at March 31	5,649
Less: current portion of ARO	(254)
Long term ARO	$5,395

14

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 10 –Accrued Liabilities and Other

Accrued liabilities and other is comprised of the following as of the respective dates:

	March 31,	December 31,
(In thousands)	2017	2016
Accrued payroll	$485	$948
Accrued professional fees	-	223
Production taxes	159	120
Royalties payable	2,277	2,494
Advances from joint owners	117	219
Deferred rent	138	138
Current portion of ARO	254	251
Accrued capital expenditures	3,654	2,443
Other	230	369
Total Accrued liabilities and other	$7,314	$7,205

Note 11 – Debt

Credit Agreement

On April 27, 2017, Rosehill Operating and the Lenders entered into the Credit Agreement, which provides Rosehill Operating with a revolving line of credit and a letter of credit facility of up to $250 million, subject to a borrowing base that is determined semi-annually by the Lenders based upon Rosehill Operating’s financial statements and the estimated value of its oil and gas properties, in accordance with the Lenders’ customary practices for oil and gas loans. Rosehill Operating and the Lenders may each request an additional redetermination of the borrowing base once between two successive scheduled redeterminations. The borrowing base will be automatically reduced upon the issuance or incurrence of debt under senior unsecured notes or upon Rosehill Operating’s or any of its subsidiary’s disposition of properties or liquidation of hedges in excess of certain thresholds. Amounts borrowed under the Credit Agreement may not exceed the borrowing base. Rosehill Operating’s initial borrowing base is $55 million, which may be increased with the consent of all lenders. The senior secured revolving credit facility also does not permit Rosehill Operating to borrow funds if at the time of such borrowing, Rosehill Operating is not in pro forma compliance with the financial covenants. Additionally, Rosehill Operating’s borrowing base may be reduced in connection with the subsequent redetermination of the borrowing base. The amounts outstanding under the senior secured revolving credit facility are secured by first priority liens on substantially all of Rosehill Operating’s oil and natural gas properties and associated assets and all of the stock of Rosehill Operating’s material operating subsidiaries that are guarantors of the senior secured revolving credit facility. If an event of default occurs under the senior secured revolving credit facility, PNC Bank will have the right to proceed against the pledged capital stock and take control of substantially all of Rosehill Operating and Rosehill Operating’s material operating subsidiaries that are guarantors’ assets.

Borrowings under the Credit Agreement will bear interest at a base rate plus an applicable margin ranging from 1.00% to 2.00% or at London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 2.00% to 3.00%. The Credit Agreement matures on April 27, 2022.

The Credit Agreement contains various affirmative and negative covenants. These negative covenants may limit Rosehill Operating’s ability to, among other things: incur additional indebtedness; make loans to others; make investments; enter into mergers; make or declare dividends or distributions; enter into commodity hedges exceeding a specified percentage of Rosehill Operating’s expected production; enter into interest rate hedges exceeding a specified percentage of Rosehill Operating’s outstanding indebtedness; incur liens; sell assets; and engage in certain other transactions without the prior consent of the Lenders.

15

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

The Credit Agreement also requires Rosehill Operating to maintain the following financial ratios: (1) a working capital ratio, which is the ratio of consolidated current assets (including unused commitments under the Credit Agreement, but excluding non-cash assets) to consolidated current liabilities (excluding non-cash obligations, reclamation obligations to the extent classified as current liabilities and current maturities under the Credit Agreement), of not less than 1.0 to 1.0, and (2) a leverage ratio, which is the ratio of the sum of all of Rosehill Operating’s Total Funded Debt to EBITDAX (as such terms are defined in the Credit Agreement) for the four fiscal quarters then ended, of not greater than 4.00 to 1.00.

Tema Credit Agreement

In December 2012, Tema entered into a secured line of credit with a bank for $60.0 million (the “Tema Credit Agreement”), with an optional expansion to $75.0 million, subject to satisfactory credit underwriting. Borrowings under the Tema Credit Agreement bear interest at floating LIBOR plus 1.00% (the Applicable Margin), and are collateralized by the existing producing oil and natural gas properties. There is no principal amortization required until the expiration of the Tema Credit Agreement, when all outstanding amounts become due. The Tema Credit Agreement expires December 28, 2017, unless otherwise amended. The Tema Credit Agreement is subject to periodic, but no less than semi-annual, redeterminations of the borrowing base. Redeterminations are based on the mid-year and year-end reserve reports.

In 2013, the option to expand the Tema Credit Agreement to $75.0 million was exercised and as of January 1, 2015, the Tema Credit Agreement was fully drawn. In September 2015, the borrowing base was reduced to $68.0 million as a result of the regular semi-annual redetermination process. The decrease in borrowing base was primarily due to the impact of declining oil and natural gas commodity prices. The debt was paid down as required.

In March 2016, the borrowing base was further reduced to $45.0 million as a result of the semi-annual redetermination process. The second reduction was again primarily due to the impact of declining oil and natural gas commodity prices. The debt was paid down as required. In September 2016, the borrowing base was increased to $55.0 million as a result of the regular semi-annual redetermination process. The increase in borrowing base was due in part to an increase in reserves and an increase in oil and natural gas commodity prices. The additional borrowing base was drawn on November 18, 2016. As of March 31, 2017, the outstanding balance on the Tema Credit Agreement was $55.0 million.

In December 2014, the Tema Credit Agreement was amended for a modification to the indebtedness covenant to permit certain subordinated debt (the “First Amendment to the Tema Credit Agreement”).

In September 2016, the Tema Credit Agreement was amended to modify certain definitions, certain covenants, increasing the Applicable Commitment Fee Rate and Applicable Margin, and Applicable Letter of Credit fee, and waiving certain defaults (the “Second Amendment to the Tema Credit Agreement”). The Applicable Commitment Fee Rate under the Tema Credit Agreement was increased from 0.15% to 0.50% to be calculated on the borrowing base limit rather than the undrawn Tema Credit Agreement and paid quarterly. The Applicable Margin was increased from 1.00% to 2.00%. The Applicable Letter of Credit Fee was increased from 1.00% to 2.00%.

On March 6, 2017, the Tema Credit Agreement was amended to extend the original expiration date to June 30, 2018 (the “Third Amendment to the Tema Credit Agreement”).

Upon the closing of the Business Combination on April 27, 2017, the $55.0 million outstanding balance under the Tema Credit Agreement was assumed by Rosehill Operating and immediately paid off using proceeds from the Business Combination.

16

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

The aggregate interest expense under the Tema Credit Agreement was $0.4 million and $0.6 million during the three months ended March 31, 2017 and 2016, respectively.

Interest Rate Swap

Concurrent with the initial $60.0 million drawdown of the Tema Credit Agreement, an interest rate swap was entered into with a bank to fix the interest rate of the Tema Credit Agreement. The interest rate swap expires in 2022, unless otherwise terminated, and includes an option that expires on December 28, 2017, which allows the swap to unwind at par. The cost of the option was financed into the swap, resulting in a slightly higher interest rate for the 10-year period. The notional amount of the interest rate swap is $60.0 million with a fixed rate of 2.11%. The additional $15.0 million expansion of the Tema Credit Agreement was not swapped. Consequently, the outstanding portion of the note payable over $60.0 million bore interest at floating LIBOR based rates. In conjunction with the March 2016 Tema Credit Agreement redetermination to the new borrowing base of $45.0 million, the notional amount of the interest rate swap was reduced from $60.0 million to $45.0 million and an expense of $0.2 million was recognized for the fee paid to the bank related to the reduction of the interest rate swap.

The fair value of the interest rate swap was an asset of $0.2 million as of March 31, 2017 and December 31, 2016. On April 20, 2017, the interest rate swap was terminated by Tema.

Interest expense related to realized losses on the interest rate swap was $0.1 million and $0.2 million for the three months ended March 31, 2017 and 2016, respectively. Interest expense related to unrealized losses on the interest rate swap was less than $0.01 million and $0.6 million for the three months ended March 31, 2017 and 2016, respectively.

Debt Issuance Costs

Debt issuance costs consist of certain costs paid in the process of securing the Tema Credit Agreement and are capitalized and subsequently charged to interest expense over the term of the related debt, using the effective interest rate method. As of March 31, 2017, there were no unamortized debt issuance costs. As of December 31, 2016, unamortized debt issuance costs were $0.1 million, and was included in “Prepaid and other current assets” on the accompanying Unaudited Condensed Balance Sheets.

Note 12 – Transactions with Related Parties

Rosemore provides employee benefits and other administrative services to Tema. During the three months ended March 31, 2017 and 2016, Rosemore incurred and billed to Tema approximately $1.4 million for each period, related to these services. A portion of these amounts have been allocated on the Unaudited Condensed Statements of Operations related to the Contributed Assets – see “Cost Allocations” below. As of March 31, 2017, the payable due to Rosemore related to these expenses was less than $0.1 million. As of December 31, 2016, the payable due to Rosemore related to these expenses was approximately $0.3 million.

A portion of oil, natural gas and NGLs related to the Contributed Assets is sold to Gateway. During the three months ended March 31, 2017 and 2016, revenues from production sold to Gateway were approximately $13.8 million and $3.0 million, respectively. As of March 31, 2017 and December 31, 2016, the related receivable due from Gateway was approximately $5.8 million and $4.5 million, respectively.

During the three months ended March 31, 2017 and 2016, approximately $0.2 million for each period, was incurred related to a marketing and gathering agreement with Gateway. As of March 31, 2017 and December 31, 2016, the payable due to Gateway related to this agreement was approximately $0.3 million.

17

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Certain consulting services are provided to Gateway, and for each of the three months ended March 31, 2017 and 2016, Gateway was invoiced amounts less than $0.1 million related to these services, which were recorded in general and administrative expenses in the accompanying Unaudited Condensed Statements of Operations. Certain other general and administrative services are also provided to Gateway, for which Gateway was invoiced approximately $0.1 million during each of the three months ended March 31, 2017 and 2016. As of March 31, 2017 and December 31, 2016, the receivable due from Gateway related to these services was approximately $0.2 million and $0.3 million, respectively.

Transaction expenses of approximately $1.1 million were incurred during the three months ended March 31, 2017 in connection with the Business Combination.  No transaction expenses were incurred during the three months ended March 31, 2016. Under the terms of the Business Combination Agreement, Tema and Rosemore will be reimbursed for transaction expenses incurred through the closing of the transaction.  As of March 31, 2017, the payable due to Tema and Rosemore related to these expenses were approximately $1.6 million and $2.4 million, respectively.

Cost Allocations

Tema allocated certain overhead costs associated with general and administrative services, including insurance, professional fees, facilities, information services, human resources and other support departments related to the Contributed Assets. Also included in the cost allocations are costs associated with employees covered under Rosemore’s defined benefit plan and long-term incentive compensation plan. In connection with the Business Combination, employees who transfer to Rosehill Operating will no longer participate in either employee benefit plan.

Where costs incurred related to the Contributed Assets could not be determined by specific identification, the costs are primarily allocated proportionately on a BOE basis. Management believes these allocations are a reasonable reflection of the utilization of services provided. However, the allocations may not fully reflect the expense that would have been incurred had the Contributed Assets been a stand-alone company during the periods presented.

The total amount related to the Contributed Assets for overhead cost allocations for the three months ended March 31, 2017 and 2016, which is recorded in general and administrative expenses in the accompanying Unaudited Condensed Statements of Operations, was $1.5 million and $1.4 million, respectively.

Note 13 – Commitments and Contingencies

Legal

During 2013, operational difficulties related to the Contributed Assets were experienced, including directional drilling errors on one well and defective casing on two other wells. Lawsuits were filed against the directional drilling company and casing supply vendor to recover damages. In 2015, the case against the directional drilling company and one case against a casing supply vendor were resolved with approximately $2.2 million being recovered from the settlements during 2015. The recovered amounts were applied against the cost of the related wells. No amounts were recovered during the three months ended March 31, 2017 and 2016. Currently, one case against a casing supply vendor is still pending for which trial has been set for August 21, 2017.

Tema has been named as a defendant in a personal injury claim related to the Contributed Assets and is indemnified on this claim through the drilling contractor. Although the outcome of this lawsuit cannot be predicted with certainty, a loss resulting from this claim is not expected.

In the opinion of management, there is no incidental litigation that will have a material adverse effect on the financial condition, results of operations and cash flows.

18

ROSEHILL OPERATING COMPANY, LLC

(Predecessor)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Environmental Matters

Environmental assessments and remediation efforts are conducted at multiple locations, primarily previously owned or operated facilities. Environmental and clean-up costs are accrued when it is both probable that a liability has been incurred and the amount can be reasonably estimated. Accruals for losses from environmental remediation obligations generally are recorded no later than completion of the remediation feasibility study. Estimated costs, which are based upon experience and assessments, are recorded at undiscounted amounts without considering the impact of inflation and are adjusted periodically as additional or new information is available. Environmental assessments and remediation costs for the three months ended March 31, 2017 and 2016 did not have a material adverse effect on the financial condition, results of operations and cash flows.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the results of operations of the assets and liabilities of the business contributed by Tema Oil and Gas Company (“Tema”) to Rosehill Operating Company, LLC (“Rosehill Operating”) covers periods prior to the consummation of the previously announced business combination (the “Business Combination”) in accordance with the Business Combination Agreement, dated December 20, 2016, by and between KLR Energy Acquisition Corp. (“KLRE”) and Tema. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Business Combination will have on the post-combination company, which are described in the definitive proxy statement filed by KLRE with the Securities and Exchange Commission on April 12, 2017, as amended and supplemented (the “Proxy Statement”).

The following discussion and analysis should be read in conjunction with the accompanying unaudited condensed financial statements and related notes of Rosehill Operating, the “Selected Historical Financial Information of Rosehill Operating” and the audited carve-out financial statements of the assets and liabilities of the business to be contributed by Tema to Rosehill as of December 31, 2016 and 2015 and for the three years ended December 31, 2016 and the notes thereto included in the Proxy Statement and the Unaudited Pro Forma Condensed Consolidated Financial Information included as Exhibit 99.1 to the Current Report on Form 8-K filed on May 3, 2017 (the “Form 8-K”).

The following discussion contains forward-looking statements that reflect Rosehill Operating’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Rosehill Operating’s control. Rosehill Operating’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil, natural gas and natural gas liquids (“NGLs”), production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors included in “Cautionary Note Regarding Forward-Looking Statements” included in the Form 8-K and “Risk Factors” incorporated by reference in the Form 8-K, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Unless the context otherwise required, (i) prior to the completion of the Business Combination, references to “Rosehill Operating” refer to the business of Tema that was contributed to Rosehill Operating in connection with the Business Combination and (ii) following the completion of the Business Combination, references to “Rosehill Operating” refer to Rosehill Operating Company, LLC. References to “Rosehill Resources” or the “Company” refer to Rosehill Resources Inc. (formerly known as KLR Energy Acquisition Corp.) following the completion of the Business Combination.

Overview

Rosehill Operating is an independent oil and natural gas company focused on the exploration, development, acquisition and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. Rosehill Operating’s assets are concentrated in the Delaware Basin, a sub-basin of the Permian Basin, and the Fort Worth Basin. In the Delaware Basin, its properties consist of acreage blocks in Loving and Reeves Counties, Texas and Lea and Eddy Counties, New Mexico. Properties in the Barnett Shale producing area of the Fort Worth Basin are exclusively located in Wise County, Texas.

Recent Developments

Operational and Financial Highlights for the Three Months Ended March 31, 2017

•	Average daily production totaled 5,430 net barrels of oil equivalents (“Boe”) per day.

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•	Revenues, excluding the effects of commodity derivatives, for the quarter totaled $17.5 million, with oil, natural gas and NGL revenues representing approximately 79%, 11% and 10% of total revenues, respectively.

•	Average realized prices for oil, natural gas and NGLs, excluding the impact of cash settled commodity derivatives, were $48.63 per barrel, $2.89 per Mcf and $19.01 per barrel, respectively.

•	Lease operating expenses, including workover expenses, totaled $1.6 million or $3.31 per Boe.

•	Rosehill Operating spudded two wells and completed two wells. The completed wells had an average effective lateral length of 3,707’ and a net average field estimate cost of $6.8 million. These wells averaged 24 days from spud to total depth.

•	Rosehill Operating incurred capital costs of approximately $9.4 million, excluding asset retirement costs and leasing and acquisition costs.

Business Combination

On April 27, 2017, the Company consummated the previously announced Business Combination pursuant to the Business Combination Agreement. Subject to the terms of the Business Combination Agreement and the adjustments set forth therein, the Company acquired a portion of the equity of Rosehill Operating for (i) the contribution to Rosehill Operating by the Company of $35.0 million in cash (the “Cash Consideration”) and for the issuance to Rosehill Operating by the Company of 29,807,692 shares of newly created Class B common stock (subject to certain adjustments as set out in the Business Combination Agreement), (ii) the assumption by Rosehill Operating of $55.0 million in Tema indebtedness and (iii) the contribution to Rosehill Operating by the Company of the remaining cash proceeds of the Company’s initial public offering, net of redemptions of approximately $60.6 million. In connection with the closing of the Business Combination, (a) the Company issued to Rosehill Operating 4,000,000 warrants exercisable for shares of Class A common stock in exchange for 4.0 million warrants exercisable for Rosehill Operating Common Units and (b) the Class B common stock, the Tema warrants and the Cash Consideration were immediately distributed to Tema. In addition, the Company contributed proceeds from the issuance of 75,000 shares of 8% Series A preferred stock and 5.0 million warrants of the Company in the PIPE Investment, as well as 20,000 shares of 8.0% Series A preferred stock pursuant to the Side Letter, concurrent with the Business Combination to Rosehill Operating in exchange for Rosehill Operating Series A preferred units and additional Rosehill warrants.

In connection with the Business Combination, Rosehill Operating entered into a Tax Receivable Agreement, an Amended and Restated Limited Liability Company Agreement and Gathering Agreements, each of which are described in the Form 8-K.

Credit Agreement

On April 27, 2017, Rosehill Operating and PNC Bank, National Association (as lender, Administrative Agent and Issuing Bank, “PNC Bank”), and each of the lenders from time to time party thereto (collectively, the “Lenders”) entered into a Credit Agreement (the “Credit Agreement”). For a discussion of the Credit Agreement, see “—Capital Requirements and Sources of Liquidity—Credit Agreement.”

Market Conditions

The oil and natural gas industry is cyclical and commodity prices are highly volatile. In the second half of 2014, oil prices began a rapid and significant decline as the global oil supply began to outpace demand. During 2015, 2016 and early 2017, the global oil supply continued to outpace demand, resulting in a sustained decline in realized prices for oil production. In general, this imbalance between supply and demand reflects the significant supply growth achieved in the United States as a result of shale drilling and oil production increases by certain other countries, including the efforts of Russia and Saudi Arabia to retain market share, combined with only modest demand growth in the United States and less-than-expected demand growth in other parts of the world, particularly in Europe and China. Although there has been a dramatic decrease in drilling activity in the industry, oil storage levels in the United States remain at historically high levels. Until supply and demand balance and the overhang in storage levels begin to decline, prices are expected to remain under pressure. In addition, the lifting of economic sanctions on Iran has resulted in increasing supplies of oil from Iran, adding further downward pressure to oil prices. NGL prices generally correlate to the price of oil. Also adversely affecting NGL prices is the supply of NGLs in recent years. Prices for domestic natural gas began to decline during the third quarter of 2014 and continued to be weak from 2015 through early 2017. This decline is primarily due to an imbalance between supply and demand across North America. The duration and magnitude of commodity price declines cannot be accurately predicted.

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Rosehill Operating’s revenue, profitability and future growth are highly dependent on the prices it receives for its oil and natural gas production, as well as NGLs that are extracted from its natural gas during processing

For the three months ended March 31, 2017 and 2016, Rosehill Operating’s average realized oil price was $48.63 per barrel and $29.31 per barrel, respectively. For the three months ended March 31, 2017 and 2016, Rosehill Operating’s average realized price for natural gas was $2.89 per Mcf and $1.81 per Mcf, respectively, and its average realized price for NGLs was $19.01 per barrel and $9.39 per barrel, respectively. Lower oil, natural gas and NGL prices may not only decrease Rosehill Operating’s revenues but may also reduce the amount of oil, natural gas and NGLs that Rosehill Operating can produce economically, which may consequently reduce its oil, natural gas, and NGL reserves. Lower commodity prices in the future could result in impairments of its properties and may materially and adversely affect its future business, financial condition, results of operations, operating cash flows, liquidity, or ability to finance planned capital expenditures. Lower oil, natural gas, and NGL prices may also reduce the borrowing base under Rosehill Operating’s Credit Agreement, which may be determined at the discretion of the lenders and is expected to be based on the collateral value of Rosehill Operating’s proved reserves that have been mortgaged to the lenders. Alternatively, higher oil and natural gas prices may result in significant non-cash fair value losses being incurred on its commodity derivatives, which could cause it to experience net losses when oil and natural gas prices rise.

How Rosehill Operating Evaluates Its Operations

Rosehill Operating uses a variety of financial and operational metrics to assess the performance of its oil and natural gas operations, including:

•	realized prices on the sale of oil, natural gas, and NGLs, including the effect of Rosehill Operating’s commodity derivative contracts on its oil and natural gas production;

•	production results;

•	lease operating expenses; and

•	Adjusted EBITDAX.

See “—Sources of Rosehill Operating’s Revenues,” “—Production Results,” “—Operating Costs and Expenses,” “—Adjusted EBITDAX” below for a discussion of these metrics.

Sources of Rosehill Operating’s Revenues

Rosehill Operating’s revenues are derived from the sale of its oil and natural gas production, as well as the sale of NGLs that are extracted from its natural gas during processing. Oil sales contributed 79% and 65% of Rosehill Operating’s total revenues for the three months ended March 31, 2017 and 2016, respectively. Natural gas sales contributed 11% and 19% and NGL sales contributed 10% and 16% of Rosehill Operating’s total revenues for the three months ended March 31, 2017 and 2016, respectively. Rosehill Operating’s oil, natural gas, and NGL revenues and percentages do not include the effects of commodity derivatives.

Increases or decreases in Rosehill Operating’s revenue, profitability, and future production growth are highly dependent on the commodity prices it receives. Oil, natural gas, and NGL prices are market driven and have been historically volatile, and Rosehill Operating expects that future prices will continue to fluctuate due to supply and demand factors, seasonality, and geopolitical and economic factors. See “—Market Conditions” above for information regarding the current commodity price environment. A 10% per barrel change in Rosehill Operating’s realized oil price would have resulted in a $1.4 million change in oil revenues for the three months ended March 31, 2017. A 10% per Mcf change in Rosehill Operating’s realized natural gas price would have resulted in a $0.2 million change in its natural gas revenues for the three months ended March 31, 2017. A 10% per barrel change in NGL prices would have changed revenue by $0.2 million for the three months ended March 31, 2017.

22

The following table presents Rosehill Operating’s average realized commodity prices.

	Three Months
	Ended March 31,
	2017	2016
Crude Oil (per Bbl):
Average realized price, before the effects of cash- settled derivative settlements	$48.63	$29.31
Natural Gas (per Mcf):
Average realized price, before the effects of cash- settled derivative settlements	2.89	1.81
NGLs (per Bbl):
Average realized price, before the effects of cash- settled derivative settlements	19.01	9.39

While quoted NYMEX oil and natural gas prices are generally used as a basis for comparison within Rosehill Operating's industry, the prices it receives are affected by quality, energy content, transportation fees, and regional price differentials for these products.

See “—Results of Operations” below for an analysis of the impact changes in realized prices had on Rosehill Operating’s revenues.

Production Results

The following table presents historical net production volumes for Rosehill Operating’s properties for the three months ended March 31, 2017 and 2016:

	Three Months
	Ended March 31,
	2017	2016
Oil (MBbls)	283	106
Natural gas (MMcf)	656	500
NGLs (MBbls)	96	78
Total (MBoe)(1)	489	267
Average net daily production (Boe/d) (1)	5,430	2,936

(1)     May not sum or recalculate due to rounding.

As reservoir pressures decline, production from a given well or formation decreases. Growth in Rosehill Operating’s future production and reserves will depend on its ability to continue to add proved reserves in excess of its production. Accordingly, Rosehill Operating plans to maintain its focus on adding reserves through drilling as well as acquisitions. Its ability to add reserves through development projects and acquisitions is dependent on many factors, including its ability to borrow or raise capital, obtain regulatory approvals, procure contract drilling rigs and personnel and successfully identify and consummate acquisitions. Please read “Risk Factors—Risks Related to Rosehill Operating’s Operations” incorporated in the Form 8-K for a discussion of these and other risks affecting Rosehill Operating’s proved reserves and production.

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Derivative Activity

To achieve a more predictable cash flow and reduce exposure to adverse fluctuations in commodity prices, Rosehill Operating uses commodity derivative instruments, such as collars and swaps to hedge price risk associated with a portion of its anticipated oil and natural gas production. By removing a significant portion of the price volatility associated with its oil and natural gas production, Rosehill Operating believes it will mitigate, but not eliminate, the potential negative effects of reductions in oil and natural gas prices on its cash flow from operations for those periods. However, in a portion of its current positions, hedging activity may also reduce Rosehill Operating’s ability to benefit from increases in oil and natural gas prices. Rosehill Operating will sustain losses to the extent its commodity derivative contract prices are lower than market prices and, conversely, will sustain gains to the extent its commodity derivative contract prices are higher than market prices. In certain circumstances, where Rosehill Operating has unrealized gains in its commodity derivatives portfolio, it may choose to restructure existing commodity derivative contracts or enter into new transactions to modify the terms of current contracts in order to realize the current value of its existing positions. See “—Quantitative and Qualitative Disclosure About Market Risk—Commodity Price Risk” below for information regarding Rosehill Operating’s exposure to market risk, including the effects of changes in commodity prices, and its commodity derivative contracts.

Rosehill Operating also relies on commodity derivative contracts to mitigate its exposure to lower commodity prices, and expects to continue to utilize commodity derivative instruments to hedge price risk in the future. From time to time, Rosehill Operating hedges its oil and natural gas production at prices that are higher than current strip prices. However, in the current commodity price environment, Rosehill Operating’s ability to enter into comparable derivative arrangements at favorable prices may be limited. Rosehill Operating’s hedging strategy and future hedging transactions will generally be determined at its discretion.

As a result of recent volatility in the price of oil and natural gas, Rosehill Operating has relied on a variety of hedging strategies and instruments to hedge future price risk. Rosehill Operating has utilized swaps, put options and call options to reduce the effect of price changes on a portion of its oil and natural gas production.

A swap has an established fixed price. When the settlement price is below the fixed price, the counterparty pays Rosehill Operating an amount equal to the difference between the settlement price and the fixed price multiplied by the hedged contract volume. When the settlement price is above the fixed price, Rosehill Operating pays its counterparty an amount equal to the difference between the settlement price and the fixed price multiplied by the hedged contract value.

A put option has an established floor price. The buyer of the put option pays the seller a premium to enter into the put option. When the settlement price is below the floor price, the seller pays the buyer an amount equal to the difference between the settlement price and the strike price multiplied by the hedged contract volume. When the settlement price is above the floor price, the put option expires worthless

A call option has an established ceiling price. The buyer of the call option pays the seller a premium to enter into the call option. When the settlement price is above the ceiling price, the seller pays the buyer an amount equal to the difference between the settlement price and the strike price multiplied by the hedged contract volume. When the settlement price is below the ceiling price, the call option expires worthless.

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Below is a summary of Rosehill Operating’s open commodity derivative instrument positions for 2017 and beyond as of March 31, 2017, by product and strategy:

	Three Months Ended
	6/30/17	9/30/17	12/31/17	3/31/18	6/30/18

NYMEX WTI(1) Crude Swaps:
Notional volume (Bbl)	53,000	57,000	93,000	42,000	9,000
Weighted average fixed price ($/Bbl)	$50.91	$54.29	$54.19	$54.20	$50.68
NYMEX WTI(1) Crude Options:
Puts:
Notional volume (Bbl)	110,000	114,000	24,000	-	-
Weighted average fixed price ($/Bbl)	$43.41	$42.87	$40.00	$-	$-
Calls:
Notional volume (Bbl)	55,000	15,000	-	-	-
Weighted average fixed price ($/Bbl)	$63.64	$60.00	$-	$-	$-
NYMEX HH(2) Natural Gas Swaps:
Notional volume (Mcf)	300,000	390,000	390,000	630,000	-
Weighted average fixed price ($/Mcf)	$3.08	$3.12	$3.13	$3.42	$-
NYMEX HH(2) Natural Gas Options:
Puts:
Notional volume (Mcf)	580,000	660,000	420,000	-	-
Weighted average fixed price ($/Mcf)	$2.86	$2.87	$3.01	$-	$-
Calls:
Notional volume (Mcf)	290,000	330,000	210,000	-	-
Weighted average fixed price ($/Mcf)	$3.68	$3.72	$3.84	$-	$-

(1)	NYMEX WTI refers to West Texas Intermediate crude oil price on the New York Mercantile Exchange.

(2)	NYMEX HH refers to Henry Hub natural gas price on the New York Mercantile Exchange.

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The following table summarizes our historical derivative positions and the settlement amounts for each of the periods indicated:

	Three Months
	Ended March 31,
Commodity Swaps	2017	2016
Crude Oil Swaps:
Vol (Bbls)	98,000	2,000
Weighted avg fixed price	$45.26	$37.33
Natural Gas Swaps:
Vol (Mcf)	320,000	-
Weighted avg fixed price	$3.20	-
NGL Swaps:
Vol (Bbls)	12,000	2,000
Weighted avg fixed price	$16.49	$11.29

Commodity Options
Crude Oil Options:
Sold Puts:
Vol (Bbls)	12,000	70,000
Weighted avg fixed price	$52.00	$58.86
Purchased Calls
Vol (Bbls)	12,000	70,000
Weighted avg fixed price	$48.45	$47.53

Natural gas Options:
Sold Puts
Vol (Mcf)	310,000	310,000
Weighted avg fixed price	$3.29	$2.71
Purchased Calls
Vol (Mcf)	310,000	310,000
Weighted avg fixed price	$2.93	$2.19

The interest rate swap was terminated by Tema on April 20, 2017. At the closing of the Business Combination, effective April 27, 2017, a portion of crude oil options and natural gas options remained with Tema and the remainder was transferred to Rosehill.  All crude oil swaps and all natural gas swaps were also transferred to Rosehill Operating as part of the Business Combination.

Rosehill Operating is under no obligation to hedge a specific portion of its production.

Commodity derivative instruments are recognized on the balance sheet as either assets or liabilities measured at fair value. Rosehill Operating has not elected to apply cash flow hedge accounting, and consequently, recognizes gains and losses in earnings rather than deferring such amounts in other comprehensive income as allowed under cash flow hedge accounting. Fair value gains or losses, as well as cash receipts or payments on settled commodity derivative contracts, are recognized in Rosehill Operating’s results of operations. Cash flows from commodity derivatives are reported as cash flows from operating activities. These gains and losses have been allocated to Rosehill Operating for the purpose of the Rosehill Operating financial statements.

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Operating Costs and Expenses

Costs associated with producing oil, natural gas, and NGLs are substantial. Some of these costs vary with commodity prices, some trend with the type and volume of production, and others are a function of the number of wells Rosehill Operating operates and its working interest percentages on those wells. As of March 31, 2017 and December 31, 2016, Rosehill Operating owned interests in 66 and 69 gross wells, respectively.

Lease Operating Expenses. Lease operating expenses (“LOE”) are the costs incurred in the operation of producing properties and workover costs. Expenses for direct labor, water/gas injection, water disposal, compressor rental, and chemicals comprise the most significant portion of Rosehill Operating’s LOE. Certain items, such as direct labor and compressor rental, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to Rosehill Operating’s pumping equipment or surface facilities result in increased LOE in periods during which they are performed. Certain of Rosehill Operating’s operating cost components are variable and increase or decrease as the level of produced hydrocarbons and water increases or decreases. For example, Rosehill Operating incurs water disposal costs in connection with various production-related activities, such as trucking water for disposal until connection can be made to a water disposal well.

Rosehill Operating monitors its operations to ensure that it is incurring LOE at an acceptable level. For example, Rosehill Operating monitors its LOE per Boe to determine if any wells or properties should be shut in, recompleted, or sold. This unit rate also allows Rosehill Operating to monitor these costs in certain fields and geographic areas to identify trends and to benchmark against other producers. Although Rosehill Operating strives to reduce its LOE, these expenses can increase or decrease on a per unit basis as a result of various factors as Rosehill Operating operates its properties or makes acquisitions and dispositions of properties. For example, Rosehill Operating may increase field level expenditures to optimize its operations, incurring higher expenses in one quarter relative to another, or it may acquire or dispose of properties that have different LOE per Boe. These initiatives would influence Rosehill Operating’s overall operating cost and could cause fluctuations when comparing LOE on a period to period basis.

Rosehill Operating is also subject to ad valorem taxes in the counties where its production is located. Ad valorem taxes are generally based on the valuation of Rosehill Operating’s oil and natural gas properties, which also trend with oil and natural gas prices.

Production Taxes. Production taxes are paid on produced oil and natural gas based on a percentage of revenues from production sold at fixed rates established by federal, state, or local taxing authorities. In general, the production taxes Rosehill Operating pays correlate to the changes in oil, natural gas, and NGL revenues.

Gathering and Transportation Expense. Gathering and transportation expense principally consists of expenditures to prepare and transport production from the wellhead to a specified sales point and gas processing costs. These costs will fluctuate with increases or decreases in production volumes, contractual fees, and changes in fuel and compression costs.

Depreciation, Depletion, and Amortization. Depreciation, depletion, and amortization (“DD&A”) is the systematic expensing of the capitalized costs incurred to acquire and develop oil and natural gas properties. Rosehill Operating uses the successful efforts method of accounting for oil and natural gas activities, and, as such, it capitalizes all costs associated with their development and acquisition efforts and all successful exploration efforts, which are then allocated to each unit of production using the unit of production method. Please read “—Critical Accounting Policies and Estimates—Successful Efforts Method of Accounting for Oil and Natural Gas Activities” below for further discussion.

Accretion Expense. Accretion expense is the periodic accreting of the present value of the estimated asset retirement liability to reflect the passage of time.

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Impairment Expense. Rosehill Operating reviews its proved properties and unproved leasehold costs for impairment whenever events and changes in circumstances indicate that a decline in the recoverability of their carrying value may have occurred. Impairment is reviewed and recorded on a property-by-property basis. Please read “—Critical Accounting Policies and Estimates—Impairment of Oil and Natural Gas Properties” below for further discussion.

General and Administrative Expenses. General and administrative (“G&A”) expenses are costs incurred for overhead, including payroll and benefits for corporate staff, costs of maintaining its headquarters, costs of managing its production and development operations, audit and other fees for professional services, and legal compliance. A portion of these expenses have been allocated to Rosehill Operating (on the basis of direct usage when identifiable with the remainder allocated proportionately on a Boe basis) for the purpose of the Rosehill Operating financial statements.

Transaction Expenses. Transaction expenses are costs incurred in connection with the Business Combination. Under the terms of the Business Combination Agreement, Tema and Rosemore will be reimbursed for transaction expenses incurred through the closing of the transaction.

Interest Expense. Rosehill Operating has financed a portion of its working capital requirements and capital expenditures with borrowings under the Credit Agreement. As a result, Rosehill Operating has incurred interest expense that is affected by both fluctuations in interest rates and its financing decisions. Interest paid to lenders under the secured line of credit is reflected in interest expense. The gains and losses resulting from the cash settlement and mark-to-market of the interest rate swap are also included in interest expense. These expenses have been allocated to Rosehill Operating for purposes of the Rosehill Operating unaudited condensed financial statements.

Non-GAAP Financial Measure

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by Rosehill Operating’s management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. Rosehill Operating defines Adjusted EBITDAX as net income (loss) before interest expense, income taxes, DD&A, accretion and impairment of oil and natural gas properties, (gains) losses on commodity derivatives excluding net cash receipts (payments) on settled commodity derivatives, gains and losses from the sale of assets and other non-cash operating items. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles (“U.S. GAAP”).

Management believes Adjusted EBITDAX is useful because it allows for more effective evaluation and comparison of Rosehill Operating’s operating performance and results of its operations from period to period without regard to its financing methods or capital structure. Rosehill Operating excludes the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within the industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Rosehill Operating’s operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Rosehill Operating’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX to net income, Rosehill Operating’s most directly comparable financial measure, calculated and presented in accordance with U.S. GAAP.

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	Three Months
	Ended March 31,
	2017	2016
Adjusted EBITDAX reconciliation to net income (loss) (in thousands):
Net income (loss)	$4,414	(4,939)
Interest expense, net	543	1,434
Income tax expense	86	18
Depreciation, depletion and amortization expense	8,165	4,980
Accretion expense	66	42
Gain on commodity derivatives, net	(1,899)	(17)
Net cash received (paid) in settlement of derivative instruments	(293)	706
Inventory write-down	115	-
Gain on sale of other assets	(11)	-
Adjusted EBITDAX	$11,186	$2,224

Results of Operations

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

Oil, Natural Gas and NGL Sales Revenues. The following table provides the components of Rosehill Operating's revenues for the periods indicated, as well as each period’s respective average prices and production volumes:

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	Three Months
	Ended March 31,
	2017	2016	Change	Change %
Revenues (in thousands):
Oil sales	$13,783	$3,098	$10,685	345%
Natural gas sales	1,894	905	989	109%
NGL sales	1,824	735	1,089	148%
Gain on commodity derivatives, net	1,899	17	1,882	11,071%
Total revenues	$19,400	$4,755	$14,645	308%

Average sales price (1):
Oil (per Bbl)	$48.63	$29.31	$19.32	66%
Natural gas (per Mcf)	2.89	1.81	1.08	60%
NGLs (per Bbl)	19.01	9.39	9.62	102%
Total (per Boe)	$35.81	$17.73	$18.08	102%
Total, including effects of gain on commodity derivatives, net (per Boe)	$39.70	$17.79	$21.91	123%

Net Production:
Oil (MBbls)	283	106	177	167%
Natural gas (MMcf)	656	500	156	31%
NGLs (MBbls)	96	78	18	23%
Total (MBoe) (2)	489	267	222	83%

Average daily net production volume:
Oil (Bbls/d)	3,149	1,161	1,988	171%
Natural gas (Mcf/d)	7,288	5,490	1,798	33%
NGLs (Bbls/d)	1,066	859	207	24%
Total (Boe/d) (2)	5,430	2,936	2,494	85%

(1)	Average prices shown in the table reflect prices before the effects of realized and unrealized commodity derivative transactions.
(2)	Totals may not sum or recalculate due to rounding.

As reflected in the table above, Rosehill Operating’s total revenues for the three months ended March 31, 2017 increased 308%, or $14.6 million, compared to the prior period. The increase was primarily due to a 345%, or $10.7 million increase in oil sales due to higher commodity prices and higher production volumes, and an 11,071%, or $1.9 million, increase in gain on commodity derivatives, net. The increase in commodity prices that resulted in a 102 % increase in the average sales price per Boe, or $3.4 million ($18.08 per Boe), was coupled with an 85% increase in average daily net production, or $9.4 million (2.5 MBoe), as compared to the prior period. The increase in average daily net production was attributable to two new operated wells coming on line during the three months ended March 31, 2017.

Oil sales for the three months ended March 31, 2017 as compared to the prior period increased 345%, or $10.7 million, primarily due to a 167% increase in oil production (177 MBbls), or $8.6 million, coupled with a 66% increase in the average sales price for oil ($19.32 per Bbl), or $2.1 million. Natural gas sales for the three months ended March 31, 2017 as compared to the prior period increased 109%, or $1.0 million, primarily due to a 31% increase in natural gas production (156 MMcf), or $0.5 million coupled with a 60% increase in the average sales price for natural gas ($1.08 per Mcf), or $0.5 million. NGL sales for the three months ended March 31, 2017 as compared to the prior period increased 148%, or $1.1 million, primarily due to a 23% increase in NGL production (18 MBbls), or $0.3 million coupled with a 102% increase in the average sales price for NGL ($9.62 per Bbl), or $0.7 million.

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During the three months ended March 31, 2017 and 2016, Rosehill Operating recognized commodity derivative gains, net of $1.9 million and $0.02 million, respectively. Net gains and losses on Rosehill Operating’s commodity derivatives are a function of fluctuations in the underlying commodity prices and the monthly settlement of the instruments.

Operating Expenses. Per Boe information is presented by Rosehill Operating because Rosehill Operating uses this information to evaluate its performance relative to its peers and to identify and measure trends it believes may require additional analysis.

The following table summarizes Rosehill Operating's operating expenses for the periods indicated:

	Three Months
	Ended March 31,
	2017	2016	Change	Change %
Operating expenses (in thousands):
Lease operating expenses	$1,617	$997	$620	62%
Production taxes	808	203	605	298%
Gathering and transportation expenses	726	483	243	50%
Depreciation, depletion and amortization	8,165	4,980	3,185	64%
Accretion expense	66	42	24	57%
Exploration costs	317	143	174	122%
General and administrative expenses	1,465	1,408	57	4%
Transaction expenses	1,094	-	1,094	100%
Gain on sale of other assets	(11)	-	(11)	(100%)
Total operating expenses	$14,247	$8,256	$5,991	73%
Operating expenses per Boe:
Lease operating expenses	$3.31	$3.73	$(0.42)	(11%)
Production taxes	1.65	0.76	0.89	117%
Gathering and transportation expenses	1.49	1.81	(0.32)	(18%)
Depreciation, depletion and amortization	16.71	18.64	(1.93)	(10%)
Accretion expense	0.13	0.16	(0.03)	(19%)
Exploration costs	0.65	0.54	0.11	20%
General and administrative expenses	3.00	5.27	(2.27)	(43%)
Transaction expenses	2.24	-	2.24	100%
Gain on sale of other assets	(0.02)	-	(0.02)	(100%)
Total operating expenses per Boe	$29.16	$30.91	$(1.75)

Lease Operating Expenses. LOE increased 62%, or $0.6 million, during the three months ended March 31, 2017 as compared to the prior period. The increase was primarily due to yard rental and other miscellaneous LOE costs of $0.3 million, surface equipment repair and maintenance of $0.1 million and water disposal fees of $0.1 million. On a Boe basis, LOE decreased 11%, or $0.1 million, primarily due to a 222 MBoe increase in production during the three months ended March 31, 2017 as compared to the prior period.

Production Taxes. Production taxes are primarily based on the market value of Rosehill Operating’s production at the wellhead. Production taxes increased 298%, or $0.6 million, during the three months ended March 31, 2017 as compared to the prior period due to an increase of $12.8 million in production revenues in the three months ended March 31, 2017 as compared to the prior period. On a Boe basis, production taxes increased 117%, or $0.89 per Boe, primarily due to higher production volumes (222 MBoe) in the three months ended March 31, 2017 as compared to the prior period. Production taxes as a percentage of Rosehill Operating’s production revenues was 5% for the three months ended March 31, 2017 compared to 4% for the prior period.

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Gathering and Transportation Expenses. Gathering and transportation expenses increased 50%, or $0.2 million, during the three months ended March 31, 2017 as compared to the prior period due to a 222 MBoe increase in sales and processing volumes. On a Boe basis, gathering and transportation expenses decreased 18%, or $0.32 per Boe, due to higher sales and processing volumes (222 MBoe) during the three months ended March 31, 2017 as compared to the prior period.

Depreciation, Depletion, and Amortization. Rosehill Operating’s DD&A rate can fluctuate as a result of impairments, dispositions, exploration and development costs, and proved reserve volumes. DD&A increased 64%, or $3.2 million, during the three months ended March 31, 2017 as compared to the prior period due to higher production volumes in the three months ended March 31, 2017 (222 MBoe), slightly offset by a lower DD&A rate, or $0.5 million. The DD&A rate on a Boe basis decreased 10% ($1.93 per Boe), due to the increases in proved developed and total proved reserves as of March 31, 2017 compared to the prior period end.

Accretion Expense. Accretion expense increased 57%, or $0.02 million, during the three months ended March 31, 2017 compared to the prior period due to the addition of two new producing wells in the current period. On a Boe basis, accretion expense decreased 19%, or $0.03 per Boe.

Exploration Costs. Exploration costs increased 122%, or $0.2 million, due to increased delay rental payments and geological and geophysical (“G&G”) hardware and software maintenance costs during the three months ended March 31, 2017 compared to the prior period. On a Boe basis, exploration costs increased 20%, or $0.11 per Boe.

General and Administrative Expenses. G&A expense was consistent during the three months ended March 31, 2017 compared to the prior period. On a Boe basis, G&A expense decreased 43%, or $2.27 per Boe.

Transaction Expenses. Transaction expenses of $1.1 million related to the Business Combination were incurred during the three months ended March 31, 2017.

Other Income and Expenses. The following table summarizes Rosehill Operating's other income and expenses for the periods indicated:

	Three Months
	Ended March 31,
	2017	2016	Change	Change %
Other (expense) income (in thousands):
Interest expense	$(543)	$(1,434)	$891	(62%)
Other income (expense), net	(110)	14	(124)	(886%)
Total other expense	$(653)	$(1,420)	$767	(54%)
Income tax expense	(86)	(18)	(68)	378%

Interest Expense. Interest expense decreased 62%, or $0.9 million, due to a $0.6 million decrease in unrealized losses on the interest rate swap and the elimination of a $0.2 million bank fee during the three months ended March 31, 2017 compared to the prior period. The $0.2 million bank fee was paid in relation to the reduction of the interest rate swap during the three months ended March 31, 2016.

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Capital Requirements and Sources of Liquidity

Overview

Rosehill Operating’s development and acquisition activities require it to make significant operating and capital expenditures. Rosehill Operating’s primary sources of liquidity include cash flows from operations, borrowings under its Credit Agreement, proceeds from asset dispositions and capital contributions from its owner’s equity. To date, Rosehill Operating’s primary use of capital has been for the development of oil and natural gas properties.

Rosehill Operating plans to continue to enter into hedging arrangements to reduce the impact of commodity price volatility on its cash flow from operations. Under this strategy, Rosehill Operating expects to maintain an active hedging program that seeks to reduce its exposure to commodity prices and protect its cash flow.

The amount and allocation of future capital expenditures will depend upon a number of factors, including the number and size of acquisition opportunities, Rosehill Operating’s cash flows from operations, investing and financing activities, and Rosehill Operating’s ability to assimilate acquisitions and execute its drilling program. Rosehill Operating has historically reviewed its capital expenditure budget periodically to assess changes in current and projected cash flows, acquisition and divestiture activities, debt requirements, and other factors. If Rosehill Operating is unable to obtain funds when needed or on acceptable terms, Rosehill Operating may not be able to complete acquisitions that may be favorable to it or finance the capital expenditures necessary to maintain its production or proved reserves.

Rosehill Operating’s 2017 capital budget for drilling, completion and recompletion activities and facilities costs is approximately $89.9 million, excluding leasing and other acquisitions. For 2017, Rosehill Operating allocated approximately $88.7 million to drill and complete operated wells and $1.2 million to participate in the drilling and completion of non-operated wells. For 2017, Rosehill Operating has budgeted $4.0 million for leasing. During the three months ended March 31, 2017 and 2016, Rosehill Operating incurred capital costs, excluding asset retirement costs and leasing and acquisition costs, of approximately $9.4 million and $4.2 million, respectively.

Because Rosehill Operating is the operator of a high percentage of its acreage, the amount and timing of these capital expenditures is largely discretionary and within its control. Rosehill Operating could choose to defer a portion of these planned capital expenditures depending on a variety of factors, including, but not limited to, the success of its drilling activities, prevailing and anticipated prices for oil and natural gas, the availability of necessary equipment, infrastructure and capital, the receipt and timing of required regulatory permits and approvals, seasonal conditions, drilling and acquisition costs, and the level of participation by other working interest owners. A deferral of planned capital expenditures, particularly with respect to drilling and completing new wells, could result in a reduction in anticipated production and cash flows. Additionally, if Rosehill Operating curtails its drilling program, it may lose a portion of its acreage through lease expirations. See “Information About Rosehill Operating —Oil and Natural Gas Production Prices and Costs—Developed and Undeveloped Acreage” incorporated in the Form 8-K. In addition, Rosehill Operating may be required to reclassify some portion of its reserves currently booked as proved undeveloped reserves if such a deferral of planned capital expenditures means it will be unable to develop such reserves within five years of their initial booking.

As of March 31, 2017, Tema had a borrowing base of $55.0 million and $55.0 million outstanding under its secured line of credit, which was assumed by Rosehill Operating upon the closing of the Business Combination and immediately paid off using proceeds from the Business Combination. On April 27, 2017, Rosehill Operating entered into the Credit Agreement. Under the Credit Agreement, Rosehill Operating has a revolving line of credit and letter of credit facility of up to $250.0 million with an initial borrowing base of $55.0 million. The Credit Agreement matures on April 27, 2022.

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Considering Rosehill Operating currently has no debt outstanding, received net proceeds of approximately $9.9 million upon the closing of the Business Combination, currently has an undrawn credit facility and current oil and natural gas price expectations for 2017, Rosehill Operating believes that its cash flow from operations and future borrowings under its Credit Agreement will provide it with sufficient liquidity to fund its operations for the next twelve months and for the foreseeable future. However, future cash flows are subject to a number of variables, including the level of oil and natural gas production and prices, and significant additional capital expenditures will be required to more fully develop its properties. Rosehill Operating cannot ensure that operations and other needed capital will be available on acceptable terms or at all. In the event Rosehill Operating makes additional acquisitions and the amount of capital required is greater than the amount it has available for acquisitions at that time, Rosehill Operating could be required to reduce the expected level of capital expenditures and/or seek additional capital. If Rosehill Operating requires additional capital for that or other reasons, it may seek such capital through traditional reserve base borrowings, joint venture partnerships, production payment financings, asset sales, offerings of debt and equity securities by Rosehill Operating or by the Company, or other means. Rosehill Operating cannot ensure that needed capital will be available on acceptable terms or at all. If Rosehill Operating is unable to obtain funds when needed or on acceptable terms, it may be required to curtail its current drilling program, which could result in a loss of acreage through lease expirations. In addition, Rosehill Operating may not be able to complete acquisitions that may be favorable to it or finance the capital expenditures necessary to maintain its production or replace its reserves.

Working Capital Analysis

Rosehill Operating defines working capital as current assets minus current liabilities. At March 31, 2017 and December 31, 2016, Rosehill Operating had working capital of $2.9 million and $2.0 million, respectively. Rosehill Operating may incur working capital deficits in the future due to liabilities incurred in connection with its drilling program. Rosehill Operating’s collection of receivables has historically been timely, and losses associated with uncollectible receivables have historically not been significant. Rosehill Operating’s cash and cash equivalents balance totaled $6.7 million and $8.4 million, at March 31, 2017 and December 31, 2016, respectively. Rosehill Operating expects that its pace of development activities, production volumes, commodity prices, and differentials to NYMEX prices for its oil and natural gas production will be the largest variables affecting its working capital.

Analysis of Cash Flow Changes for the Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

The following table summarizes the cash flows of Rosehill Operating for the periods indicated:

	Three Months
	Ended March 31,
	2017	2016
Net cash provided by (used in) operating activities	$8,758	$(2,205)
Net cash used in investing activities	(8,201)	(3,061)
Net cash used in financing activities	(2,275)	(2,795)
Net change in cash and cash equivalents	$(1,718)	$(8,061)

Operating Activities. Net cash provided by operating activities is primarily affected by the price of oil, natural gas and NGLs, production volumes, and changes in working capital. The increase in net cash provided by operating activities of $11.0 million for the three months ended March 31, 2017 as compared to the prior period was primarily due to an increase in net revenues ($14.6 million) and an increase in accounts payable, related party ($3.8 million), both offset by a decrease in net change in derivative instruments ($3.5 million) and an increase in accounts receivable and accounts receivable, related party ($2.8 million).

Investing Activities. Net cash used in investing activities is primarily comprised of acquisition and development of oil and natural gas properties. During the three months ended March 31, 2017, net cash used in investing activities included $8.2 million attributable to the acquisition and development of oil and natural gas properties. During the three months ended March 31, 2016, net cash used in investing activities included $3.1 million attributable to the acquisition and development of oil and natural gas properties.

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Financing Activities. Net cash used in financing activities during the three months ended March 31, 2017 and 2016 included primarily $2.3 million and $2.8 million, respectively, of net parent distribution.

Credit Agreement

On April 27, 2017, Rosehill Operating and the Lenders entered into a Credit Agreement, which provides Rosehill Operating with a revolving line of credit and a letter of credit facility of up to $250 million, subject to a borrowing base that is determined semi-annually by the Lenders based upon Rosehill Operating’s financial statements and the estimated value of its oil and gas properties, in accordance with the Lenders’ customary practices for oil and gas loans. Rosehill Operating and the Lenders may each request an additional redetermination of the borrowing base once between two successive scheduled redeterminations. The borrowing base will be automatically reduced upon the issuance or incurrence of debt under senior unsecured notes or upon Rosehill Operating’s or any of its subsidiary’s disposition of properties or liquidation of hedges in excess of certain thresholds. Amounts borrowed under the Credit Agreement may not exceed the borrowing base. Rosehill Operating’s initial borrowing base is $55 million, which may be increased with the consent of all lenders. The senior secured revolving credit facility also does not permit Rosehill Operating to borrow funds if at the time of such borrowing, Rosehill Operating is not in pro forma compliance with the financial covenants. Additionally, Rosehill Operating’s borrowing base may be reduced in connection with the subsequent redetermination of the borrowing base. The amounts outstanding under the senior secured revolving credit facility are secured by first priority liens on substantially all of Rosehill Operating’s oil and natural gas properties and associated assets and all of the stock of Rosehill Operating’s material operating subsidiaries that are guarantors of the senior secured revolving credit facility. If an event of default occurs under the senior secured revolving credit facility, PNC Bank will have the right to proceed against the pledged capital stock and take control of substantially all of Rosehill Operating and Rosehill Operating’s material operating subsidiaries that are guarantors’ assets.

Borrowings under the Credit Agreement will bear interest at a base rate plus an applicable margin ranging from 1.00% to 2.00% or at London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 2.00% to 3.00%. The Credit Agreement will mature on April 27, 2022.

The Credit Agreement contains various affirmative and negative covenants. These negative covenants may limit Rosehill Operating’s ability to, among other things: incur additional indebtedness; make loans to others; make investments; enter into mergers; make or declare dividends or distributions; enter into commodity hedges exceeding a specified percentage of Rosehill Operating’s expected production; enter into interest rate hedges exceeding a specified percentage of Rosehill Operating’s outstanding indebtedness; incur liens; sell assets; and engage in certain other transactions without the prior consent of the Lenders.

The Credit Agreement also requires Rosehill Operating to maintain the following financial ratios: (i) a working capital ratio, which is the ratio of consolidated current assets (including unused commitments under the Credit Agreement, but excluding non-cash assets) to consolidated current liabilities (excluding non-cash obligations, reclamation obligations to the extent classified as current liabilities and current maturities under the Credit Agreement), of not less than 1.0 to 1.0, and (ii) a leverage ratio, which is the ratio of the sum of all of Rosehill Operating’s Total Funded Debt to EBITDAX (as such terms are defined in the Credit Agreement) for the four fiscal quarters then ended, of not greater than 4.00 to 1.00.

Internal Controls and Procedures

Rosehill Operating is not currently required to comply with the Security Exchange Commission’s rules implementing Section 404 of the Sarbanes Oxley Act of 2002, and is therefore not required to make a formal assessment of the effectiveness of its internal control over financial reporting.

Off-Balance Sheet Arrangements

Currently, Rosehill Operating has no off-balance sheet arrangements.

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Critical Accounting Policies and Estimates

The discussion and analysis of Rosehill Operating’s financial condition and results of operations are based upon financial statements prepared on a carve-out basis and are derived from the financial statement and accounting records of Tema, which have been prepared in accordance with GAAP. The preparation of the financial statements requires it to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and related disclosure of contingent assets and liabilities. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates.

Successful Efforts Method of Accounting for Oil and Natural Gas Activities

Rosehill Operating’s oil and natural gas producing activities are accounted for using the successful efforts method of accounting. Under the successful efforts method, Rosehill Operating capitalizes lease acquisition costs, all development costs, and successful exploration costs.

Proved Oil and Natural Gas Properties. Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering, and storing oil, natural gas, and NGLs are capitalized. All costs incurred to drill and equip successful exploratory wells, development wells, development-type stratigraphic test wells, and service wells, including unsuccessful development wells, are capitalized.

Unproved Properties. Acquisition costs associated with the acquisition of non-producing leaseholds are recorded as unproved leasehold costs and capitalized as incurred. These consist of costs incurred in obtaining a mineral interest or right in a property, such as a lease in addition to options to lease, broker fees, recording fees, and other similar costs related to acquiring properties. Leasehold costs are classified as unproved until proved reserves are discovered, at which time related costs are transferred to prove oil and natural gas properties.

Exploration Costs. Exploration costs, other than exploration drilling costs, are charged to expense as incurred. These costs include exploratory seismic expenditures, other G&G costs, and lease rentals. The costs of drilling exploratory wells and exploratory-type stratigraphic wells are initially capitalized pending determination of whether the well has discovered proved commercial reserves. If the exploratory well is determined to be unsuccessful, the cost of the well is transferred to expense.

Impairment of Oil and Natural Gas Properties

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions relating to current and future economic conditions and commodity prices. Any significant inaccuracies in the interpretations or assumptions could materially affect the estimated quantities and present value of the reserves. Actual future production, commodity prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable reserves may vary, and has historically varied, from estimates.

Rosehill Operating’s proved oil and natural gas properties are recorded at cost. Rosehill Operating’s proved properties are evaluated for impairment on a field-by-field basis whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable. Rosehill Operating compares expected undiscounted future cash flows to the net book value of the asset. If the future undiscounted expected cash flows, based on its estimate of future oil and natural gas prices, operating costs and anticipated production from proved reserves and risk-adjusted probable and possible reserves, are lower than the net book value of the asset, the capitalized cost is reduced to fair value. Commodity pricing is estimated by using WTI and Henry Hub natural gas NYMEX strip market pricing, adjusted for quality, transportation fees and a regional price differential. Fair value is calculated by discounting the future cash flows at a rate of 10%. Rosehill Operating’s management considers 10% to be an appropriate discount rate to apply in determining fair value. Rosehill Operating believes a 10% discount rate is commonly used by oil and gas industry peers, analysts, and investors in evaluating the monetary significance of oil and gas properties and for comparing the size and value of proved reserves among companies in our industry. Accordingly, Rosehill Operating currently believes a 10% discount rate is consistent with a rate a market participant would consider in evaluating onshore domestic proved oil and gas reserves and produces a reasonable estimate of fair value.

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While it is difficult to project future impairment write-downs in light of numerous factors involved, fluctuations in prices or costs could result in an impairment of Rosehill Operating’s oil and natural gas properties. Commodity prices are volatile, and there can be no assurance that Rosehill Operating will not experience a more significant decline in average realized prices than discussed above. Depending upon the then-current commodity price environment, Rosehill Operating may not be able to economically produce in the assumed quantities, which could have a negative impact on expected cash flows. In addition, during periods of rising commodity prices, lease operating costs have typically risen as well, and there can be no assurance that such costs will not increase more than the amount assumed above.

Unproved oil and natural gas properties are assessed periodically, and no less than annually, for impairment on an aggregate basis based on remaining lease term, drilling results, reservoir performance, seismic interpretation and future plans to develop acreage. As unproved oil and natural gas properties are developed and reserves are proved, the capitalized costs are subject to depreciation and depletion. If the development of these properties is deemed unsuccessful, the capitalized costs related to the unsuccessful activity is expensed in the year the determination is made. The rate at which the unproved oil and natural gas properties are written off or reclassified to proved oil and natural gas properties depends on the timing and success of Rosehill Operating’s future exploration and development program.

Oil and Natural Gas Reserve Quantities

Rosehill Operating’s estimated proved reserve quantities and future net cash flows are critical to the understanding of the value of its business. They are used in comparative financial ratios and are the basis for significant accounting estimates in its financial statements, including the calculations of depletion and impairment of proved oil and natural gas properties. Future cash inflows and future production and development costs are determined by applying prices and costs, including transportation, quality differentials, and basis differentials, applicable to each period to the estimated quantities of proved reserves remaining to be produced as of the end of that period. Expected cash flows are discounted to present value using an appropriate discount rate. For example, the standardized measure calculations require a 10% discount rate to be applied. Although reserve estimates are inherently imprecise, and estimates of new discoveries and undeveloped locations are more imprecise than those of established producing oil and gas properties, Rosehill Operating makes a considerable effort in estimating its reserves. Rosehill Operating expects proved reserve estimates will change as additional information becomes available and as commodity prices and operating and capital costs change. Rosehill Operating expects to evaluate and estimate its proved reserves at mid-year and year-end. For purposes of depletion and impairment, reserve quantities are adjusted in accordance with GAAP for the impact of additions and dispositions.

Revenue Recognition

Rosehill Operating’s revenue recognition policy is significant because revenue is a key component of its results of operations and its forward-looking statements contained in the above analysis of liquidity and capital resources. Rosehill Operating derives its revenue primarily from the sale of produced oil, natural gas, and NGLs. Revenue is recognized when Rosehill Operating’s production is delivered to the purchaser, but payment is generally received between 30 and 90 days after the date of production. No revenue is recognized unless it is determined that title to the product has transferred to a purchaser. At the end of each month, Rosehill Operating makes estimates of the amount of production delivered to the purchaser and the price it will receive. Rosehill Operating uses its knowledge of its properties, contractual arrangements, NYMEX and local spot market prices, and other factors as the basis for these estimates. Variances between Rosehill Operating’s estimates and the actual amounts received are recorded in the month payment is received.

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Commodity Derivative Instruments

Rosehill Operating utilizes commodity derivative instruments, including swaps, collars, and basis swaps, to manage the price risk associated with the forecasted sale of its oil and natural gas production. These commodity derivative instruments are not designated as hedges for accounting purposes. Accordingly, changes in fair value are recognized in Rosehill Operating’s statements of operations in the period of change. Gains and losses on commodity derivatives and premiums paid for put options are included in cash flows from operating activities.

Asset Retirement Obligations

Rosehill Operating’s asset retirement obligation represents the estimated present value of the amount it will incur to retire long-lived assets at the end of their productive lives, in accordance with applicable state laws. Rosehill Operating’s asset retirement obligation is determined by calculating the present value of estimated cash flows related to the liability. The retirement obligation is recorded as a liability at its estimated present value as of inception with an offsetting increase in the carrying amount of the related long-lived asset. Periodic accretion of discount of the estimated liability is recorded as an expense in the income statement. The cost of the tangible asset, including the asset retirement cost, is depreciated over the useful life of the asset.

Asset retirement liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of assets, and Rosehill Operating’s risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligation. Because of the subjectivity of assumptions, the costs to ultimately retire Rosehill Operating’s wells may vary significantly from prior estimates.

Recently Issued Accounting Pronouncements

Please refer to Note 3— Summary of Significant Accounting Policies to the Unaudited Condensed Financial Statements included elsewhere herein for a discussion of recent accounting pronouncements and their anticipated effect on Rosehill Operating’s business.

Quantitative and Qualitative Disclosures About Market Risk

Rosehill Operating is exposed to market risk, including the effects of adverse changes in commodity prices and interest rates as described below. The primary objective of the following information is to provide quantitative and qualitative information about Rosehill Operating’s potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil and natural gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. All of Rosehill Operating’s market risk sensitive instruments were entered into for purposes other than speculative trading.

Commodity Price Risk

Rosehill Operating’s major market risk exposure is in the pricing that it receives for its oil, natural gas, and NGL production. Pricing for oil, natural gas, and NGLs has been volatile and unpredictable for several years, and Rosehill Operating expects this volatility to occur in the future. As an example of recently experienced volatility, since January 1, 2014, the WTI spot price for oil declined from a high of $107.95 per barrel on June 20, 2014 to $26.19 per barrel on February 11, 2016, and the Henry Hub spot price for natural gas declined from a high of $8.15 per MMBtu on February 10, 2014 to a low of $1.49 per MMBtu on March 4, 2016. Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which have different uses and different pricing characteristics, have suffered significant recent declines in realized prices. Subsequent to the latter dates, commodity prices have stabilized.

The prices Rosehill Operating receives for its oil, natural gas, and NGL production depend on numerous factors beyond Rosehill Operating’s control, some of which are incorporated in “Risk Factors” in the Proxy Statement.

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A 10% per barrel change in Rosehill Operating’s realized oil price would have resulted in a $1.4 million change in oil revenues for the three months ended March 31, 2017. A 10% per Mcf change in its realized natural gas price would have resulted in a $0.2 million change in its natural gas revenues for the three months ended March 31, 2017. A 10% per barrel change in NGL prices would have changed NGL revenue by $0.2 million for the three months ended March 31, 2017. During the three months ended March 31, 2017, oil sales, natural gas sales and NGL sales contributed 79%, 11% and 10%, respectively, of Rosehill Operating’s total revenues for the period. Rosehill Operating’s oil, natural gas, and NGL revenues do not include the effects of commodity derivatives.

Due to this volatility, Rosehill Operating uses commodity derivative instruments, such as collars, swaps, and basis swaps, to hedge price risk associated with a portion of Rosehill Operating’s anticipated production. Rosehill Operating’s hedging instruments allow it to reduce, but not eliminate, the potential effects of the variability in cash flow from operations due to fluctuations in oil and natural gas prices and provide increased certainty of cash flows for its drilling program and debt service requirements. These instruments provide only partial price protection against declines in oil and natural gas prices and may partially limit Rosehill Operating’s potential gains from future increases in prices.

For further discussion of Rosehill Operating’s use of derivatives, please see “—Overview—Derivative Activity.”

Counterparty and Customer Credit Risk

Rosehill Operating’s commodity derivative contracts expose it to credit risk in the event of nonperformance by counterparties. While Rosehill Operating does not require counterparties to its commodity derivative contracts to post collateral, it does evaluate the credit standing of such counterparties as it deems appropriate. The counterparties to Rosehill Operating’s commodity derivative contracts currently in place have investment grade ratings.

Rosehill Operating’s principal exposures to credit risk are through receivables resulting from joint interest receivables and receivables from the sale of its oil and natural gas production due to the concentration of its oil and natural gas receivables with several significant customers. The inability or failure of Rosehill Operating’s significant customers to meet their obligations to it or their insolvency or liquidation may adversely affect Rosehill Operating’s financial results. However, the credit quality of Rosehill Operating’s customers is believed to be high.

Joint operations receivables arise from billings to entities that own partial interests in the wells Rosehill Operating operates. These entities participate in Rosehill Operating’s wells primarily based on their ownership in leases on which Rosehill Operating intends to drill. Rosehill Operating has little ability to control whether these entities will participate in its wells.

Interest Rate Risk

As of May 4, 2017, Rosehill Operating had no debt outstanding under our Credit Agreement. Interest under the Credit Agreement is tiered based on amount borrowed. The interest rate is LIBOR plus a range of 2% to 3% depending on the outstanding balance. Assuming the full borrowing base of $55.0 million was outstanding, the impact on interest expense of a 1% increase or decrease in the assumed weighted average interest rate would be approximately $0.6 million per year. Rosehill Operating currently does not have a derivative arrangement to protect against fluctuations in interest rates applicable to its outstanding indebtedness.

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